EXHIBIT 10.1

Fiscal Year 2005 Management Bonus Plan
of Hutchinson Technology Incorporated

Hutchinson Technology Incorporated (“HTI”) has a management bonus plan that covers executive officers and certain other management-level employees. The decision to pay out bonuses is made annually by the Compensation Committee of HTI’s Board of Directors. The Committee’s decision is based on HTI’s attainment of a financial goal for the fiscal year as well as certain milestones that represent achievement of strategic company initiatives. Bonuses are paid in cash in the first quarter of the following fiscal year.